Exhibit 77(a)(4)

ING EQUITY TRUST

ABOLITION OF SERIES OF SHARES
OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of ING Equity Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article VIII, Section 8.2, of the Trust’s Amended and Restated Declaration of Trust, dated February 25, 2003, as amended, hereby abolish the ING Principal Protection Fund XIII and the ING Principal Protection Fund XIV, and the establishment and designation thereof, there being no shares of each such series currently outstanding.

Dated: March 25, 2010

/s/ Colleen D. Baldwin	/s/ J. Michael Earley
Colleen D. Baldwin, as Trustee	J. Michael Earley, as Trustee

/s/ John V. Boyer	/s/ Partick W. Kenny
John V. Boyer, as Trustee	Patrick W. Kenny, as Trustee

/s/ Particia W. Chadwick	/s/ Shaun P. Mathews
Patricia W. Chadwick, as Trustee	Shaun P. Mathews, as Trustee

/s/ Robert W. Crispin	/s/ Sheryl K. Pressler
Robert W. Crispin, as Trustee	Sheryl K. Pressler, as Trustee

/s/ Peter S. Drotch	/s/ Roger B. Vincent
Peter S. Drotch, as Trustee	Roger B. Vincent, as Trustee